AGREEMENT FOR PURCHASE OF LIMITED

PARTNER AND MEMBER INTERESTS

between

SINCLAIR TELECABLE, INC.

and

EMMIS OPERATING COMPANY

March 3, 2003

TABLE OF CONTENTS

RECITALS:		1
ARTICLE I TERMINOLOGY		2
1.1	Defined Terms	2
1.2	Additional Defined Terms	5
ARTICLE II PURCHASE OF INTERESTS; CONTRIBUTIONS		6
2.1	Exercise of Buyout Option	6
2.2	Earnest Money	6
2.3	Purchase of Interests	7
2.4	Payments on the Closing Date	7
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SINCLAIR		9
3.1	Organization, Good Standing and Requisite Power	9
3.2	Capital Structure	9
3.3	Authorization and Binding Effect of Documents	10
3.4	Absence of Conflicts	10
3.5	Business Conducted; Subsidiaries	10
3.6	Consents	11
3.7	Adequacy of Assets	11
3.8	Tangible Personal Property	11
3.9	FCC Licenses	12
3.10	Station Agreements	13
3.11	Real Property	14
3.12	Intellectual Property	16
3.13	Financial Statements	16
3.14	Absence of Certain Changes or Events - Partnership Entities	17
3.15	Absence of Certain Changes or Events - Sinclair	19
3.16	Litigation	20
3.17	Labor Matters	21
3.18	Employee Benefit Plans	22
3.19	Compliance with Law	23
3.20	Tax Returns and Payments	23
3.21	Environmental Matters	24
3.22	Broker's or Finder's Fees	25
3.23	Insurance	25
3.24	Disclosure	26
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF INVESTOR		26
4.1	Organization and Good Standing	26
4.2	Authorization and Binding Effect of Documents	26
4.3	Absence of Conflicts	26
4.4	Consents	27
4.5	Broker's or Finder's Fees	27
4.6	Litigation	27
4.7	Investor's Qualifications	27
4.8	Availability of Funds	27
4.9	Disclosure	27
ARTICLE V OTHER COVENANTS		28
5.1	Conduct of the Partnership Prior to the Closing Date	28
5.2	Conduct of Sinclair's Business Prior to the Closing Date	30
5.3	Notification of Certain Matters	30
5.4	Exercise of Buyout Option	31
5.5	FCC Filing	31
5.6	Consents	31
5.7	Inspection and Access	32
5.8	Confidentiality	32
5.9	Publicity	33
5.10	Material Adverse Effect	33
5.11	FCC Reports and Applications	33
5.12	No Solicitation	33
5.13	Audited Financial Statements	33
5.14	Survey and Environmental Inspection	34
5.15	HSR Filings	34
5.16	Amendment of Organizational Documents	34
5.17	Contribution of KEYI	35
5.18	Commercially Reasonable Efforts	35
5.19	Closing Statement	35
5.20	Supplemental Agreement	35
ARTICLE VI CONDITIONS PRECEDENT TO THE OBLIGATION OF INVESTOR TO CLOSE		35
6.1	Accuracy of Representations and Warranties; Closing Certificate	36
6.2	Performance of Agreement	36
6.3	FCC Order	36
6.4	Opinions of Sinclair's Counsel	36
6.5	Required Consents and Releases	37
6.6	No Adverse Proceedings	37
6.7	Delivery of Closing Documents	37
6.8	No Material Adverse Change	37
6.9	Transfer of LBJ Interests; Payment of Debt	37
6.10	Contribution of KEYI	37
6.11	HSR Act	38
6.12	Payment of Indebtedness	38
6.13	Schedules	38
6.14	Real Property Arrangements	38
6.15	Option to Buy KEYI	38
ARTICLE VII CONDITIONS PRECEDENT TO THE OBLIGATION OF SINCLAIR TO CLOSE		38
7.1	Accuracy of Representations and Warranties; Closing Certificate	39
7.2	Performance of Agreement	39
7.3	FCC Order	39
7.4	Opinion of Investor's Counsel	39
7.5	No Adverse Proceedings	39
7.6	Delivery of Closing Documents	39
7.7	HSR Act	39
ARTICLE VIII CLOSING		40
8.1	Time	40
8.2	Deliveries by Sinclair	40
8.3	Deliveries by Investor	41
ARTICLE IX INDEMNIFICATION		42
9.1	Survival	42
9.2	Indemnification by Sinclair	42
9.3	Indemnification by Investor	43
9.4	Administration of Indemnification	43
ARTICLE X TERMINATION		44
10.1	Right of Termination	44
10.2	Obligations Upon Termination	44
10.3	Termination Notice	45
ARTICLE XI CONTROL OF STATION		46
ARTICLE XII MISCELLANEOUS		46
12.1	Further Actions	46
12.2	Payment of Expenses	46
12.3	Specific Performance	46
12.4	Notices	47
12.5	Entire Agreement	48
12.6	Binding Effect; Benefits	48
12.7	Assignment	48
12.8	Governing Law	49
12.9	Amendments and Waivers	49
12.10	Severability	49
12.11	Headings	49
12.12	Counterparts	49
12.13	References	49
12.14	Schedules and Exhibits	50

SCHEDULES:

Schedule 3.4
Schedule 3.6
Schedule 3.8
Schedule 3.9
Schedule 3.10(a)
Schedule 3.10(b)
Schedule 3.10(c)
Schedule 3.11
Schedule 3.12
Schedule 3.13
Schedule 3.14
Schedule 3.15
Schedule 3.16
Schedule 3.17(a)
Schedule 3.17(b)
Schedule 3.17(c)
Schedule 3.18
Schedule 3.19
Schedule 3.20
Schedule 3.21
Schedule 3.23
Schedule 6.5
Schedule 6.14	Absence of Conflicts
Required Consents and Filings (Sinclair)
Tangible Personal Property
FCC Licenses
Trade Agreements
Station Agreements
Affiliate Agreements
Real Property Interests
Intellectual Property
Financial Statements
Absence of Certain Changes or Events - Partnership Entities
Absence of Certain Changes or Events - Sinclair
Litigation
Employee Claims
Collective Bargaining Agreements
List of Employees
Employee Benefit Plans
Compliance with Law
Tax Returns and Payments
Environmental Matters
Insurance
Consents as Condition Precedent
Real Property Arrangements

EXHIBIT:

Exhibit A Exhibit B Exhibit C Exhibit D Exhibit E	Contribution Agreement Form of Opinion of Sinclair's Counsel Form of Opinion of Investor's Counsel Amended and Restated Partnership Agreement Amended and Restated Regulations

AGREEMENT FOR PURCHASE OF LIMITED
PARTNER AND MEMBER INTERESTS

        THIS AGREEMENT FOR PURCHASE OF LIMITED PARTNER AND MEMBER INTERESTS (the “Agreement”), dated as of March 3, 2003, between SINCLAIR TELECABLE, INC., an Indiana corporation (“Sinclair”) and EMMIS OPERATING COMPANY, an Indiana corporation (“Investor”).

RECITALS:

        WHEREAS, Sinclair owns a 33.066% limited partner interest in LBJS Broadcasting Company, L.P., a Texas limited partnership (the “Partnership”), and a 33.4% member interest in Radio Austin Management, L.L.C., a Texas limited liability company (the “General Partner,” and together with the Partnership, the “Partnership Entities”);

        WHEREAS, LBJ Broadcasting Company, L.P., a Texas limited partnership (“LBJ Broadcasting”) owns a 65.934% limited partner interest in the Partnership, and its affiliate, The LBJ Holding Company, a Texas corporation (such corporation and LBJ Broadcasting collectively referred to in this Agreement as “LBJ”), owns a 66.6% member interest in the General Partner (collectively, the “LBJ Interests”);

        WHEREAS, the General Partner owns a 1% interest in, and is the general partner of, the Partnership;

        WHEREAS, the Partnership owns radio stations KLBJ-AM (“KLBJ-AM”), KLBJ-FM (“KLBJ-FM”), KXMG-FM (“KXMG”), KROX-FM (“KROX”) and KGSR-FM (“KGSR”), all in the Austin, Texas metropolitan area, and the FCC Licenses (as hereinafter defined) used in or relating thereto;

        WHEREAS, by letter dated December 30, 2002, LBJ initiated the reciprocal buyout option mechanism (the “Buyout Option”) contained in Section 9.4 of the Agreement of Limited Partnership of LBJS Broadcasting Company, L.P. among Sinclair, LBJ and the General Partner (the “Partnership Agreement”), whereby LBJ offered to sell the LBJ Interests or to buy Sinclair’s interests in the Partnership Entities at a purchase price based on a Partnership value specified by LBJ of $170,000,000 before reduction for Partnership indebtedness for borrowed money;

        WHEREAS, Sinclair desires to exercise its right to purchase the LBJ Interests pursuant to the Buyout Option and to assign to Investor, upon and subject to the terms and conditions of this Agreement, the right under the exercised Buyout Option to purchase a portion of the LBJ Interests;

        WHEREAS, following such assignment, Investor and Sinclair intend to purchase their respective portions of the LBJ Interests from LBJ;

        WHEREAS, Sinclair desires to contribute its wholly-owned radio station KEYI-FM, Austin, Texas (“KEYI”) to the Partnership;

        WHEREAS, Investor and Sinclair further desire to amend the organizational and constituent documents of the Partnership and the General Partner, such that immediately following consummation of the aforementioned transactions, (i) the General Partner will hold a 0.80952% general partner interest in the Partnership; (ii) Investor will hold a controlling and combined economic interest of 50.1% in the Partnership and the General Partner consisting of a 49.69443% limited partner interest in the Partnership and a 50.1% member interest in the General Partner (collectively, the “Majority Interest”); and (iii) Sinclair will hold a combined economic interest of 49.9% in the Partnership and the General Partner consisting of a 49.49605% limited partner interest in the Partnership and a 49.9% member interest in the General Partner;

        WHEREAS, contemporaneously with the execution of this Agreement, Sinclair and LBJ Broadcasting are entering into a Supplemental Agreement (the “Supplemental Agreement”) that, among other things, supplements and amends the Buyout Option to provide that, on the date the purchase of the LBJ Interests closes, a portion of the the purchase price payable for its share of the LBJ Interests shall be used to pay 66.6% of the then existing Partnership indebtedness for borrowed money, and that the balance of such indebtedness shall be paid by Sinclair as a capital contribution to the Partnership;

        WHEREAS, the parties desire to enter into this Agreement to specify the terms and conditions upon which the aforementioned transactions may be effected, and to memorialize their agreements with respect to certain related matters;

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the parties, intending to be legally bound, agree as follows:

ARTICLE I
TERMINOLOGY

1.1 Defined Terms.

        As used herein, the following terms shall have the meanings indicated:

        Affiliate: With respect to any specified Person, another Person that, directly or indirectly controls, is controlled by, or is under common control with, or is a partner, member or other direct or indirect owner of, the specified Person.

        Code: The Internal Revenue Code of 1986, as amended.

        Current Stations: The stations owned by the Partnership on the date of this Agreement (KLBJ-AM, KLBJ-FM, KXMG, KROX and KGSR).

        Documents: This Agreement, all Exhibits and Schedules to this Agreement, and each other agreement or instrument required to be delivered in connection with this Agreement.

        Earnest Money: As of a given date, the amount deposited as of such date with the Escrow Agent under the Escrow Agreement, together with the interest and other earnings thereon as of such date.

        Escrow Agent: Bank One Trust Company, National Association.

        Escrow Agreement: The Escrow Agreement, dated as of the date hereof, by and among Sinclair, Investor and the Escrow Agent relating to the deposit, holding, investment and disbursement of the Earnest Money.

        FCC: Federal Communications Commission.

        FCC Order: One or more orders or decisions of the FCC (or its delegatee) granting its consent to the transfer of the LBJ Interests as contemplated by this Agreement and the contribution of KEYI to the Partnership by Sinclair.

        Final Action: An action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the normally applicable time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

        GAAP: United States generally accepted accounting principles.

        Knowledge (or any derivative thereof): Actual knowledge after diligent and thorough investigation.

        Liabilities: As to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise, and whether or not actually reflected or required by GAAP to be reflected in such Person’s balance sheets or other books and records.

        Lien: Any mortgage, deed of trust, pledge, hypothecation, right of first refusal, security or other adverse interest, encumbrance, easement, restriction, claim, option, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

        Loss: With respect to any Person, any and all costs, obligations, liabilities, losses, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorney fees, whether or not arising out of a third party claim.

        Material Adverse Condition: A condition which would adversely affect or impair in any material respect the right of the Partnership to the ownership, use, control or operation of the Stations or the right of Investor to the ownership of the Majority Interest; provided, however, that any condition which requires that a Station be operated in accordance with requirements similar to and not more adverse than those contained in the present FCC Licenses issued for operation of the Station shall not be a Material Adverse Condition.

        Material Adverse Effect: A material adverse effect on the assets, business, operations, financial condition or results of operations of any of the Stations.

        Permitted Lien: (i) Any statutory Lien that secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of business; (ii) Liens arising in connection with equipment or maintenance financing or leasing under the terms of any Station Agreement; and (iii) any other Lien or imperfection in title to assets that, individually and in the aggregate with other Liens or imperfections, are not significant in character or amount and would not reasonably be expected to significantly detract from the value or significantly interfere with the existing use of such assets.

        Person: Any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or governmental authority.

        Stations: KLBJ-AM, KLBJ-FM, KXMG, KROX, KGSR and KEYI.

        Station Agreements: All contracts, agreements and other commitments to which the Partnership, the General Partner or Sinclair is a party or by which the Partnership, the General Partner, Sinclair or their respective property is bound or encumbered, including, but not limited to all Trade Agreements, Real Property Leases, personal property leases, advertising contracts, employment agreements, talent agreements, collective bargaining agreements, licenses (other than the FCC Licenses), promissory notes and other debt instruments, and all other understandings and commitments on the part of any of them, excluding, however, in the case of Sinclair, any that do not relate to the operation of KEYI.

        Subsidiary: With respect to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

        Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

        Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not payment is required to be made with respect to such document).

        Transactions: The actions and transactions contemplated in this Agreement and the other Documents.

        Transfer Taxes: All sales, use, conveyance, recording and other similar transfer Taxes and fees applicable to, imposed upon or arising out of the sale of, and the purchase by Investor of, its portion of the LBJ Interests, whether now in effect or hereinafter adopted and regardless of upon whom such Transfer Tax is imposed. Transfer Taxes shall in no event include any net or gross income Taxes.

1.2 Additional Defined Terms.

        As used herein, the following terms shall have the meanings defined in the Preamble, Recitals or Section of this Agreement as indicated below:

Acquisition Proposal
Act
Agreement
Balance Sheet
Benefit Plans
Investor
Buyout Option
CERCLA
Closing
Closing Date
Contribution Agreement
Current Assets
Current Liabilities
Employees
ERISA
FCC Licenses
General Partner
HSR Act
HSR Filings
Indemnified Party
Indemnifying Party
Intellectual Property
Investor Broker
Investor Purchase Fraction
Investor Purchase Price
KEYI
KGSR
KLBJ-AM
KLBJ-FM
KROX
KXMG
LBJ
LBJ Interests
Leased Real Property
Majority Interest
Multiemployer Plan
Owned Real Property
Partnership
Partnership Agreement
Partnership Entities
Real Property
Real Property Lease
Related Persons
Regulations
Sinclair
Sinclair Broker
Sinclair Deposit
Sinclair's Enforcement Costs
Sinclair Liquidated Damage Amount
Sinclair Purchase Fraction
Sinclair Purchase Price
Supplemental Agreement
Trade Agreements
Working Capital	Section 5.14
Section 3.9(c)
Preamble
Section 3.13(a)
Section 3.18(a)
Preamble
Recitals
Section 3.21(f)
Section 8.1
Section 8.1
Section 2.4(b)
Section 2.5(b)(i)
Section 2.5(b)(ii)
Section 3.18(a)
Section 3.18(a)
Section 3.9(b)
Recitals
Section 5.16
Section 5.16
Section 9.4(a)
Section 9.4(a)
Section 3.12
Section 4.5
Secton 2.3
Section 2.4(a)
Recitals
Recitals
Recitals
Recitals
Recitals
Recitals
Recitals
Recitals
Section 3.11(c)
Recitals
Section 3.18(c)
Section 3.11(b)
Recitals
Recitals
Recitals
Section 3.11(a)
Section 3.11(c)
Section 3.18(a)
Section 3.1(b)
Preamble
Section 3.22
Section 2.1
Section 10.1(c)
Section 10.1(c)
Section 2.3
Section 2.4(b)
Recitals
Section 3.10(a)
Section 2.5(b)(iii)

ARTICLE II
PURCHASE OF INTERESTS; CONTRIBUTIONS

2.1 Exercise of Buyout Option.

        Sinclair shall duly and effectively exercise on or before March 1, 2003, its right under the Buyout Option to buy the LBJ Interests, and shall timely pay the deposit against the purchase price for the LBJ Interests as required under Section 9.4(c) of the Partnership Agreement (the “Sinclair Deposit”).

2.2 Earnest Money.

    (a)        Concurrently with the execution of this Agreement, Investor has deposited with the Escrow Agent in immediately available funds the sum of Two Million Six Hundred Twenty-Five Thousand and No/100 Dollars ($2,625,000.00).

    (b)        The Escrow Agent shall hold the Earnest Money under the terms of the Escrow Agreement in trust for the benefit of Sinclair and Investor.

    (c)        If Closing does not occur, the Earnest Money shall be delivered to Sinclair or returned to Investor in accordance with Section 10.2(b) and if Closing does occur, the Earnest Money shall be applied at Closing as provided in Section 2.4.

2.3 Purchase of Interests.

        Upon the terms and subject to the conditions provided in this Agreement, on the Closing Date, (a) Sinclair shall assign to Investor a portion of the exercised Buyout Option pursuant to an assignment which shall entitle Investor to purchase a fraction of the LBJ Interests having a numerator equal to 105,210,000 and a denominator equal to 113,220,000 (i.e., 105,210,000/113,220,000) (the “Investor Purchase Fraction”), (b) Sinclair shall retain a portion of the exercised Buyout Option which shall entitle Sinclair to purchase a fraction of the LBJ Interests having a numerator equal to 8,010,000 and a denominator equal to 113,220,000 (i.e., 8,010,000/113,220,000) (the “Sinclair Purchase Fraction”), and (c) Sinclair shall cause LBJ to sell and convey to Investor and Sinclair, and Investor and Sinclair shall purchase from LBJ, their respective fractions of the LBJ Interests pursuant to the Buyout Option.

2.4 Payments on the Closing Date.

    (a)        Subject to Section 2.5, the total consideration to be paid by Investor in connection with the Transactions shall be One Hundred Five Million Two Hundred Ten Thousand Dollars ($105,210,000) (the “Investor Purchase Price”), which shall be paid on the Closing Date as consideration for the Investor Purchase Fraction of the LBJ Interests as follows:

    (i)        An amount equal to the Earnest Money shall be paid on the Closing Date by the Escrow Agent’s disbursement of the Earnest Money to LBJ pursuant to joint written instructions from Sinclair and Investor, and shall be applied toward payment of the Investor Purchase Price.

    (ii)        The balance of the Investor Purchase Price shall be paid by Investor to LBJ.

    (b)        Sinclair shall pay Eight Million Ten Thousand Dollars ($8,010,000) (the “Sinclair Purchase Price”) to LBJ for the Sinclair Purchase Fraction of the LBJ Interests as follows:

(i) The Sinclair Deposit shall be applied toward payment of the Sinclair Purchase Price.

(ii) On the Closing Date, Sinclair shall pay the balance of the Sinclair Purchase Price to LBJ.

    (b)        On the Closing Date immediately following the transfer of the LBJ Interests, Sinclair shall, by execution and delivery of a Contribution Agreement (the “Contribution Agreement”) in the form and substance of Exhibit A, (i) contribute to the Partnership all of the assets, free and clear of all Liens except Permitted Liens, used or useful in the operation of KEYI, and (ii) make a cash capital contribution to the Partnership in an amount sufficient to pay (A) 33.4% of all indebtedness of the Partnership for borrowed money as of the Closing Date and (B) all related fees or charges, if any, required to be paid by the Partnership in connection with or as condition to payment of such indebtedness in full.

    (c)        All amounts to be disbursed or paid under this Agreement shall be paid by wire transfer of immediately available funds in accordance with written wire instructions provided by the payee at least three (3) days prior to the payment date.

2.5 Investor Purchase Price Adjustment.

    (a)        If the Working Capital falls short of $4,300,000, the Investor Purchase Price shall be reduced, and the Sinclair Purchase Price shall be increased, after Closing as provided in this Section 2.5 by an amount equal to 50.1% of such shortfall.

    (b)        For purposes of this Agreement, the following terms shall have the meanings indicated:

    (i)        “Current Assets” shall mean, without duplication (A) the value of goods and services to be received on or after the Closing Date under the Trade Agreements, but excluding the portion, if any, of such value in excess of the value of advertising time to be broadcast on or after the Closing Date under Trade Agreements, and (B) cash, cash equivalents, accounts receivable and prepaid expenses of the Partnership Entities (including all such items arising in the operation of KEYI), in each case determined in accordance with GAAP as to amount and classification as of the date immediately preceding the Closing Date.

    (ii)        “Current Liabilities” shall mean, without duplication, (A) the value of advertising time to be broadcast on or after the Closing Date under Trade Agreements, and (B) the other current liabilities of the Partnership Entities(including all current liabilities relating to KEYI), in each case determined in accordance with GAAP as to amount and classification as of the date immediately preceding the Closing Date.

(iii) “Working Capital” shall mean the Current Assets minus the Current Liabilities.

    (c)        Within sixty (60) days after the Closing Date, Investor shall deliver to Sinclair Investor’s reasonably detailed determination of the Working Capital. If such determination falls short of $4,300,000, Sinclair shall pay Investor 50.01% of such shortfall within twenty (20) days after receipt of such determination unless Sinclair disagrees with such determination, in which case Investor and Sinclair shall attempt to resolve their disagreement as promptly as practicable. If the disagreement is not resolved within thirty (30) days after Sinclair’s receipt of Investor’s determination, Investor and Sinclair shall engage KPMG, LLP to determine the Working Capital, and such determination shall be binding upon the parties. The fees and expenses of KPMG, LLP shall be borne equally by the parties. If the Working Capital as finally agreed or determined as provided in this Section falls short of $4,300,000 Sinclair shall pay 50.01% of the shortfall to Investor in immediately available funds within five (5) days after such agreement is reached or such determination is made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SINCLAIR

        Subject to the parties’ acknowledgment that the Schedules referred to in this Article III are to be delivered by Sinclair no later than March 20, 2003, Sinclair represents and warrants to Investor as follows:

3.1 Organization, Good Standing and Requisite Power.

    (a)        The Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. The Partnership has all requisite power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. True, complete and accurate copies of the Partnership Agreement and all other constituent documents of the Partnership have been delivered to Investor and are enforceable and in full force and effect in accordance with their terms.

    (b)        The General Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. The General Partner has all requisite power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. True, complete and accurate copies of the Regulations governing the operation of the General Partner (the “Regulations”) and all other constituent documents of the General Partner have been delivered to Investor and are enforceable and in full force and effect in accordance with their terms.

    (c)        Sinclair is a corporation duly organized and validly existing under the laws of the State of Indiana. Sinclair has all requisite corporate power and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

3.2 Capital Structure.

        Sinclair owns a 33.066% limited partner interest in the Partnership and a 33.4% member interest in the General Partner, free and clear of all Liens. LBJ owns a 65.934% limited partnership interest in the Partnership and a 66.6% limited partnership interest in the General Partner, free and clear of all Liens. The General Partner owns a 1% interest in the Partnership, free and clear of all Liens, and is the sole general partner of the Partnership. At the Closing, LBJ shall have the right to, and LBJ shall, sell and transfer title to the entire legal and beneficial interest in the LBJ Interests to Investor (or, as provided in Section 2.4(a)(v), to Sinclair and Investor) free and clear of all Liens. The LBJ Interests are duly authorized, validly issued, fully paid and non-assessable and have been issued in compliance with all applicable securities laws and other applicable laws. Except as provided in the Partnership Agreement, there are no outstanding, existing or authorized subscriptions, options, warrants, calls, rights, commitments, preemptive or similar rights or any other agreements of any character obligating the Partnership Entities, contingently or otherwise, to issue or sell any partnership or member interests or securities convertible into interests in a Partnership Entity, or evidencing the right to acquire any such interests.

3.3 Authorization and Binding Effect of Documents.

        Sinclair has all requisite corporate power and authority to enter into this Agreement and the other Documents to which Sinclair is a party and to consummate the Transactions. The execution and delivery of this Agreement and each of the other Documents by Sinclair and the consummation by Sinclair of the Transactions have been duly authorized by all necessary action (including all necessary shareholder approvals, if any) on the part of Sinclair. This Agreement has been, and each of the other Documents to which Sinclair is to be a party at or prior to Closing will be, duly executed and delivered by Sinclair. This Agreement constitutes (and each of the other Documents to which Sinclair is a party, when executed and delivered, will constitute) the valid and binding obligation of Sinclair enforceable against Sinclair in accordance with its terms.

3.4 Absence of Conflicts.

        Except as set forth on Schedule 3.4, and except for necessary approvals under the Act and the HSR Act, the execution, delivery and performance by Sinclair of this Agreement and the other Documents, and consummation by Sinclair of the Transactions, do not and will not (a) conflict with, (b) constitute a breach or default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate any obligation under, or (e) result in the creation of any Lien upon the assets of Sinclair or either of the Partnership Entities under the organizational documents of Sinclair or the Partnership Entities, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Sinclair or either of the Partnership Entities is bound or affected, or any material law, statute, rule, judgment, order or decree to which Sinclair or either of the Partnership Entities is subject.

3.5 Business Conducted; Subsidiaries.

        The business of the Partnership Entities has been and is limited to the operation of the Current Stations and directly related business activities. Except for the General Partner’s 1% interest in the Partnership, the Partnership Entities do not have and have not had, directly or indirectly, any Subsidiaries.

3.6 Consents.

        Except as set forth on Schedule 3.6 and except for necessary approvals under the Act and the HSR Act, the execution, delivery and performance by Sinclair of this Agreement and the other Documents to which Sinclair is a party, and consummation by Sinclair of the Transactions (including, without limitation, the assignment to the Partnership of certain contracts and agreements relating to KEYI), do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or the consent, waiver or approval of any other Person. To the Knowledge of Sinclair, except as set forth on Schedule 3.6 and except for necessary approvals under the Act and the HSR Act, the consummation by LBJ of the transfer of the LBJ Interests as contemplated in this Agreement does not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court, any administrative or other governmental body, or any other Person.

3.7 Adequacy of Assets.

        The Partnership Entities hold good and marketable title to, or hold (pursuant to one or more Station Agreements listed on Schedule 3.10) a valid lessee’s or licensee’s interest in, all of the assets, including all properties and rights of every type and description, whether real, personal or mixed, tangible or intangible, that are used or useful in or required for the operation of each Current Station’s business, free and clear of all Liens other than Permitted Liens. Sinclair holds good and marketable title to, or holds (pursuant to one or more Station Agreements listed on Schedule 3.10) a valid lessee’s or licensee’s interest in, all of the assets, including all properties and rights of every type and description, whether real, personal or mixed, tangible or intangible, that are used or useful in or required for the operation of KEYI’s business, free and clear of all Liens other than Permitted Liens.

3.8 Tangible Personal Property.

        All studio equipment, all transmitter, antenna and other broadcast equipment, computers, programming library and other tangible personal property material to the operation of the Stations as now or previously operated are listed (separately by Station) on Schedule 3.8. Except as specified on Schedule 3.8, all of such equipment has been properly installed and maintained in accordance with the manufacturers’ recommendations and industry practice, is in a good state of repair and operating condition (subject to ordinary wear and tear), and complies with the Act and all other applicable laws, rules, regulations and ordinances.

3.9 FCC Licenses.

        Except as set forth on Schedule 3.9:

    (a)        The Partnership is the valid and legal holder of each of the licenses, permits and authorizations of the FCC listed on Schedule 3.9 and designated as relating to a Current Station.

    (b)        Sinclair is the valid and legal holder of each of the licenses, permits and authorizations of the FCC listed on Schedule 3.9 and designated as relating to KEYI (such licenses, together with the licenses relating to a Current Station and described in subsection (a), the “FCC Licenses”).

    (c)        Any action of the FCC with respect to each FCC License is a Final Action with the exception of the FCC Order. The expiration date of the term of each FCC License is shown on Schedule 3.9. The FCC Licenses (i) are valid and in full force and effect, and constitute all of the licenses, permits and authorizations used in or required for the current operation of the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC thereunder (collectively, the “Act”), and (ii) constitute all the licenses and authorizations, including amendments and modifications, issued by the FCC to the Partnership and Sinclair for the operation of the Stations.

    (d)        Other than as set forth in the FCC Licenses, none of the FCC Licenses is subject to any restriction or condition which limits in any material respect the full operation of a Station as now conducted, and as of the Closing Date, none of the FCC Licenses shall be subject to any restriction or condition which would limit in any material respect the full operation of each Station as currently operated.

    (e)        No applications, complaints or proceedings are pending or, to the Knowledge of Sinclair, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the denial of any pending applications to the FCC, the issuance of any cease and desist order or the imposition of any fines, forfeitures or other administrative actions by the FCC, in each case, with respect to any of the Stations or their operation, other than actions or proceedings affecting the radio broadcasting industry in general.

    (f)        The Partnership has, with respect to the Current Stations, and Sinclair has, with respect to KEYI, complied in all material respects with all requirements to file registrations, reports, applications and other documents with the FCC and all such registrations, reports, applications and documents are true, correct and complete in all material respects.

    (g)        Other than actions or proceedings affecting the radio broadcasting industry in general, Sinclair has no Knowledge of matters (i) which, with respect to the Stations, might reasonably be expected to result in the adverse modification, suspension or revocation of or the refusal to renew any of the FCC Licenses or the imposition of any fines or forfeitures by the FCC against the Partnership or Sinclair, or (ii) which might reasonably be expected to result in the FCC’s denial or delay of approval of the assignment of the LBJ Interests as contemplated in this Agreement or the contribution by Sinclair of KEYI to the Partnership, or the imposition of any Material Adverse Condition in connection with such approvals.

    (h)        There are no unsatisfied or otherwise outstanding citations issued by the FCC with respect to any of the Stations or their operation.

    (i)        True, complete and accurate copies of all FCC Licenses have been delivered by Sinclair to Investor.

    (j)        Except for the FCC Licenses, there are no material licenses, permits or authorizations from governmental or regulatory authorities required for the lawful operation and conduct of any of the Stations as previously and currently operated.

3.10 Station Agreements.

    (a)        Schedule 3.10(a) lists (separately by Station), as of the date indicated on such Schedule, all agreements, contracts, understandings and commitments (excluding, however, programming agreements) for the sale of time on the Stations for other than monetary consideration (“Trade Agreements”), and sets forth for each Trade Agreement the parties, the financial value of the time required to be provided from and after the date of such Schedule and the estimated financial value of the goods or services to be received by the Station from and after the date of such Schedule. True and complete copies of all written Trade Agreements in effect as of such date, including all amendments, modifications and supplements, have been delivered to Investor, and summaries of oral Trade Agreements are set forth on Schedule 3.10(a). A copy of each written Trade Agreement, and a summary of each oral Trade Agreement, entered into by the Partnership or Sinclair between the date of this Agreement and Closing shall be delivered to Investor promptly.

    (b)        Schedule 3.10(b) lists (separately by Station) all Station Agreements (other than Trade Agreements), including but not limited to:

    (i)        Agreements for sale of broadcast time for monetary consideration;

(ii) All network affiliation agreements;

(iii) All sales agency or advertising representation contracts;

(iv) All leases of personal and real property (including a description of the leased property);

(v) All collective bargaining agreements, employment agreements and agreements with independent contractors;

(vi) All programming agreements; and

    (vii)        All agreements requiring any Station to acquire goods or services exclusively from a single supplier or provider, or prohibiting any Station from providing certain goods or services to any Person other than a specified Person.

True and complete copies of all the Station Agreements that are in writing, and accurate summaries of all oral Station Agreements, including all amendments, modifications and supplements, have been delivered to Investor.

    (c)        Schedule 3.10(c) lists all of the contracts and agreements used in or relating to the operation of the Stations to which an Affiliate of the Partnership, the General Partner or Sinclair is a party. True and complete copies of those in writing have been delivered to Investor, and accurate summaries of those that are oral are set forth on Schedule 3.10(c).

    (d)        With respect to the Station Agreements which are, individually or in the aggregate, material to the assets, business, operations, financial condition or results of operations of any Station, except as set forth in the Schedules hereto, (i) such Station Agreements are valid, binding, in full force and effect, and enforceable in accordance with their respective terms; (ii) neither the Partnership or Sinclair (as applicable) on the one hand, nor, to the Knowledge of Sinclair, any other party on the other hand, is in material default under, and no event has occurred which (after the giving of notice or the lapse of time or both) would constitute a material default by the Partnership or Sinclair (as applicable) or, to the Knowledge of Sinclair, any other party under, any such Station Agreements; (iii) neither the Partnership or Sinclair (as applicable), nor any Affiliate thereof, has granted or been granted any material waiver or forbearance with respect to any such Station Agreements; (iv) the Partnership or Sinclair (as applicable) holds the right to enforce and receive the benefits under all such Station Agreements, free and clear of Liens (other than Permitted Liens) but subject to the terms and provisions of each such agreement; (v) none of the rights of the Partnership or Sinclair (as applicable) or any Affiliate thereof under any such Station Agreements, is subject to termination or modification as a result of the consummation of the Transactions; and (vi) no consent or approval by each party to any such Station Agreements is required thereunder for the consummation of the Transactions.

3.11 Real Property.

    (a)        The list of real property set forth on Schedule 3.11 designating real property owned or utilized by the Partnership Entities is a correct and complete list of all of the interests in real estate which the Partnership or the General Partner holds or which are used to any material extent in the operation of the Stations. The list of real property set forth on Schedule 3.11 designating real property owned or utilized by Sinclair is a correct and complete list of all of the interests in real estate which are used to any material extent in the operation of KEYI (all such real property, together with the real property used or utilized by the Partnership Entities, the “Real Property”).

    (b)        The Partnership holds good fee simple title to each parcel of Real Property listed in Schedule 3.11 as owned by the Partnership, the General Partner holds good fee simple title to each parcel of Real Property listed in Schedule 3.11 as owned by the General Partner, and Sinclair holds good fee simple title to each parcel of Real Property listed in Schedule 3.11 as owned by Sinclair (collectively, the “Owned Real Property”), in all cases free and clear of all Liens except Permitted Liens. There is no pending or, to the Knowledge of Sinclair, threatened or contemplated action, to take by eminent domain or to condemn any of the Real Property.

    (c)        A listing of each lease (including all amendments, modifications and supplements) under which the Partnership, the General Partner or Sinclair leases an interest in any of the Real Property (each, a “Real Property Lease”) indicating whether the Partnership, the General Partner or Sinclair is the lessee, and including a brief description of the leased Real Property (including without limitation studio and office space and each transmitter or antenna site) (the “Leased Real Property”) is set forth on Schedule 3.10(b). Except as set forth on such Schedule, the Partnership, the General Partner or Sinclair, as applicable, holds good and marketable title to the lessee’s interest under each Real Property Lease free and clear of all Liens except Permitted Liens. True and complete copies of all Real Property Leases, including all amendments, modifications and supplements, have been delivered to Investor.

    (d)        Except as set forth on the Schedules hereto, (i) each Real Property Lease is legal, valid, binding and enforceable in accordance with its terms; (ii) none of the Partnership, the General Partner or Sinclair (as applicable) on the one hand, nor, to the Knowledge of Sinclair, any other party on the other hand, is in material default under any Real Property Lease; (iii) there has not occurred any event which, after the giving of notice or the lapse of time or both, would constitute a material default by the Partnership, the General Partner or Sinclair (as applicable) or, to the Knowledge of Sinclair, any other party under, or result in the material breach of, any Real Property Lease, nor has the Partnership, the General Partner or Sinclair received written notice alleging any such event has occurred; (iv) none of the rights of the Partnership, the General Partner or Sinclair under any Real Property Lease is subject to termination or modification as a result of the consummation of the Transactions; (v) no consent or approval by any party to any Real Property Lease is required for the consummation of the Transactions; and (vi) none of the Partnership, the General Partner or Sinclair has granted or been granted any material waiver or forbearance with respect to any Real Property Lease.

    (e)        All improvements on the Real Property are in compliance in all material respects with all applicable federal, state and local laws, building codes, ordinances and regulations, including but not limited to zoning and land use laws, ordinances and regulations. The Partnership’s, the General Partner’s and Sinclair’s improvements on the Real Property are in good working condition and repair, subject to ordinary wear and tear. The Partnership, the General Partner or Sinclair (as applicable), as the lessee under each Real Property Lease, has adequate rights of ingress and egress to and from each site covered by a Real Property Lease.

3.12 Intellectual Property.

        Schedule 3.12 lists (separately by Station) all trade names, trademarks, service marks, copyrights and patents used or useful in the operation of the Stations, and all registrations, applications and licenses for any of such items (collectively, the “Intellectual Property”). Except as disclosed on Schedule 3.12:

    (a)        The Partnership or Sinclair (as applicable) owns, free and clear of all Liens, all right and interest in, and right and authority to use in connection with the conduct of the business of the Stations as presently conducted, all of the Intellectual Property listed on Schedule 3.12, and all of the rights and properties constituting the Intellectual Property are in full force and effect.

    (b)        There are no outstanding or, to the Knowledge of Sinclair, threatened judicial or adversary proceedings with respect to any of the Intellectual Property.

    (c)        Neither the Partnership nor Sinclair has granted to any other Person any license or other right or interest in or to any of the Intellectual Property or to the use thereof.

    (d)        Sinclair has no Knowledge of, and neither the Partnership nor Sinclair has received any oral or written notice of, any infringement or unlawful use of any of the Intellectual Property.

    (e)        Neither the Partnership nor Sinclair has violated any provisions of the Copyright Act of 1976, 17 U.S.C. §101, et seq., or any other laws pertaining to trade names, trademarks, service marks, copyrights or intellectual property generally, in any material respect. The Partnership or Sinclair (as applicable) has filed all notices and statements of account and has made all payments that are required in connection with the transmission by the Stations of any radio broadcast or other signals.

    (f)        Sinclair has delivered to Investor copies of all state and federal registrations and other material documents, if any, establishing any of the rights and properties constituting a part of the Intellectual Property.

3.13 Financial Statements.

    (a)        Attached as Schedule 3.13 is a financial statement for the Partnership Entities and the Stations consisting of the income statement for the year ending on, and the balance sheet (the “Balance Sheet”) as of, December 31, 2002. Such income statement and the Balance Sheet (i) are in accordance in all material respects with the books and records of the Partnership Entities and the Stations, (ii) have been prepared in accordance with GAAP applied on a consistent basis and fairly present in all material respects the assets and liabilities of the Partnership Entities and the Stations as of December 31, 2002, and (iii) accurately reflect the results of operations of the Partnership Entities and the Stations for the year ended December 31, 2002, with the exceptions that (A) statements of cash flows are not included, (B) federal and state income tax, expense or benefit are not shown, and (C) the statements do not contain the disclosures required by GAAP in notes accompanying financial statements.

    (b)        Neither of the Partnership Entities has any debt, liability or obligation (whether secured or unsecured, absolute, accrued, contingent or otherwise, known or unknown, due or to become due, and regardless of whether required by GAAP to be reflected in a balance sheet or disclosed in the notes thereto), except such debts, liabilities and obligations which (i) are fully accrued or fully reserved against in the Balance Sheet or (ii) are current liabilities (as defined by GAAP) incurred after the date of the Balance Sheet in the ordinary course of business consistent in amount and type with past practice and in compliance with the terms and provisions of Section 5.1(a). Sinclair has no debt, liability or obligation relating to KEYI (whether secured or unsecured, absolute, accrued, contingent or otherwise, known or unknown, due or to become due, and regardless of whether required by GAAP to be reflected in a balance sheet or disclosed in the notes thereto), except such debts, liabilities and obligations which (i) are fully accrued or fully reserved against in the Balance Sheet or (ii) are current liabilities (as defined by GAAP) incurred after the date of the Balance Sheet in the ordinary course of business consistent with past practice and in compliance with the terms and provisions of Sections 5.1 and 5.2.

3.14 Absence of Certain Changes or Events - Partnership Entities.

        Except as set forth on Schedule 3.14, since the date of the Balance Sheet, neither of the Partnership Entities has:

    (a)        Incurred or experienced any change that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on its assets, business, operations, financial condition or results of operations;

    (b)        Created or incurred any Lien on any of the assets;

    (c)        Incurred or suffered any damage, destruction or other casualty loss which has had or is reasonably likely to have a Material Adverse Effect on its assets, business, operations, financial condition or results of operations;

    (d)        Entered into any contract, agreement or other commitment, incurred or become subject to any Liabilities, or forgiven or cancelled any debt or claims or relinquished any contract or other right, except in the ordinary course of business consistent with past practice;

    (e)        Declared or paid any distribution in respect of any ownership interest in the Partnership Entities other than distributions made in cash derived from operations in the ordinary course of business consistent with past practice; or purchased or redeemed, directly or indirectly, any ownership interest;

    (f)        Issued, sold or transferred any ownership interest, any securities convertible, exchangeable or exercisable into ownership interests, or warrants, options or other rights to acquire any ownership interest;

    (g)        Incurred any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice that will be repaid prior to Closing;

    (h)        Acquired or disposed of any assets, or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business consistent with past practice;

    (i)        Paid any bonus or increased the compensation or other benefits payable to any director, officer, manager, partner or employee except in the ordinary course of business consistent with past practice;

    (j)        Adopted or amended any collective bargaining, bonus, profit-sharing, compensation, deferred compensation, retirement, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees or made any material changes in the policies of employment;

    (k)        Entered into any contract, agreement or understanding, whether written or oral, with Sinclair, LBJ or any Affiliate of either of them;

    (l)        Made any payment to or on behalf of Sinclair, LBJ or any Affiliate other than payments in the ordinary course of business consistent with past practice that have been paid in cash derived from operations in the ordinary course of business consistent with past practice;

    (m)        Entered into any other material transaction, or materially changed any business practice;

    (n)        Made any capital expenditures or commitments for capital expenditures that exceed $10,000 in the aggregate;

    (o)        Made any loans or advances to (except advances to employees in the ordinary course of business consistent with past practice) or guarantees for the benefit of any Person;

    (p)        Made any charitable contributions or pledges, except in the ordinary course of business consistent with past practice;

    (q)        Changed or authorized any change in any of its organizational documents;

    (r)        Made any material change in its method of accounting; or

    (s)        Operated any Station or its business other than in the ordinary course consistent with past practice.

3.15 Absence of Certain Changes or Events - Sinclair.

        Except as set forth on Schedule 3.15, since the date of the Balance Sheet, Sinclair has not:

    (a)        Incurred or experienced any change that has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the assets, business, operations, financial condition or results of operations of KEYI;

    (b)        Created or incurred any Lien on any of the assets used or useful in the operation of KEYI;

    (c)        Incurred or suffered any damage, destruction or other casualty loss which has had or is reasonably likely to have a Material Adverse Effect on the assets, business, operations, financial condition or results of operations of KEYI;

    (d)        With respect to the operations of KEYI only, entered into any contract, agreement or other commitment, incurred or become subject to any liabilities, or forgiven or cancelled any debt or claims or relinquished any contract or other right, except in the ordinary course of business consistent with past practice;

    (e)        With respect to the operations of KEYI only, incurred any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice that will be repaid prior to Closing;

    (f)        With respect to the operations of KEYI only, acquired or disposed of any assets, or entered into any agreement or other arrangement for such acquisition or disposition, except in the ordinary course of business consistent with past practice;

    (g)        Paid any bonus or increased the compensation or other benefits payable to any employee of KEYI except in the ordinary course of business consistent with past practice;

    (h)        Adopted or amended any collective bargaining, bonus, profit-sharing, compensation, deferred compensation, retirement, severance or other plan, agreement, trust, fund or arrangement for the benefit of employees of KEYI or made any material changes in the KEYI policies of employment;

    (i)        With respect to the operations of KEYI only, entered into any contract, agreement or understanding, whether written or oral, with the Partnership, the General Partner, LBJ or an Affiliate of any of the foregoing;

    (j)        With respect to the operations of KEYI only, made any payment to or on behalf of the Partnership, the General Partner, LBJ or any Affiliate of any of the foregoing other than payments in the ordinary course of business consistent with past practice that have been paid in cash derived from operations in the ordinary course of business consistent with past practice;

    (k)        With respect to the operations of KEYI only, entered into any other material transaction, or materially changed any business practice;

    (l)        With respect to the operations of KEYI only, made any capital expenditures or commitments for capital expenditures that exceed $10,000 in the aggregate;

    (m)        With respect to the operations of and funds maintained by and for KEYI only, made any loans or advances to (except advances to employees in the ordinary course of business consistent with past practice) or guarantees for the benefit of any person or entity;

    (n)        With respect to the operations of and funds maintained by and for KEYI only, made any charitable contributions or pledges, except in the ordinary course of business consistent with past practice;

    (o)        Made any material change in the method of accounting used by KEYI; or

    (p)        Operated the business of KEYI other than in the ordinary course consistent with past practice.

3.16 Litigation.

        Except as described in Schedule 3.16, (a) there are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending against Sinclair, the Partnership, the General Partner or, to Sinclair’s Knowledge, LBJ, and to Sinclair’s Knowledge, none are threatened against Sinclair, the Partnership, the General Partner or LBJ, before or by any court, arbitration tribunal or governmental department or agency, domestic or foreign; (b) neither Sinclair, the Partnership, the General Partner nor, to the Knowledge of Sinclair, LBJ or any of the owners, Affiliates, officers, directors, managers or employees of Sinclair, the Partnership, the General Partner or LBJ, has been charged with, or to the Knowledge of Sinclair is under investigation with respect to, any violation of any provision of any federal, state, foreign or other applicable law or administrative regulation in respect of such owner’s, Affiliate’s, officer’s, director’s, manager’s or employee’s employment at, work on behalf of, or ownership of the Stations; and (c) neither Sinclair, the Partnership, the General Partner nor, to Sinclair’s Knowledge, LBJ, or any assets, properties, owner, Affiliate, officer, director, manager or employee of Sinclair, the Partnership, the General Partner or, to Sinclair’s Knowledge, LBJ, is a party to or bound by any order, arbitration award, judgment or decree of any court, arbitration tribunal or governmental department or agency, domestic or foreign, in respect of any business practices, the acquisition of any property, or the conduct of any business which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect or materially impair the ability of Sinclair to perform its obligations hereunder and consummate the Transactions, or materially impair the ability of LBJ to consummate the transfer of the LBJ Interests as contemplated herein.

3.17 Labor Matters.

    (a)        Except as listed on Schedule 3.17(a):

    (i)        No present or former employee or independent contractor of the Partnership Entities or any Station, and no taxing authority or other governmental agency, has a pending claim or charge which has been asserted or, to the Knowledge of Sinclair, threatened against the Partnership, the General Partner or Sinclair (with respect to KEYI only) (as applicable), and no basis exists for a claim by any such Person, authority or agency, for (A) overtime pay; (B) wages, salaries or profit sharing; (C) vacations, time off or pay in lieu of vacation or time off; (D) any violation of any statute, ordinance, contract or regulation relating to minimum wages, maximum hours of work or the terms or conditions of employment; (E) discrimination against employees on any basis; (F) unlawful or wrongful employment or termination practices; (G) unlawful retirement, termination or labor relations practices or breach of contract; or (H) any violation of occupational safety or health standards.

    (ii)        There is not pending or, to the Knowledge of Sinclair, threatened against the Partnership, the General Partner or Sinclair (with respect to KEYI only) any labor dispute, strike or work stoppage that affects or interferes with the operation of the Partnership Entities or any Station and Sinclair has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Partnership Entities or any of the Stations. There are no material unresolved unfair labor charges against the Partnership, the General Partner or Sinclair (with respect to KEYI only), and none of the Partnership, the General Partner or Sinclair (with respect to KEYI only) has experienced any strike, work stoppage or other similar significant labor difficulties within the preceding twelve (12) months.

    (b)        Except as set forth on Schedule 3.17(b), (i) none of the Partnership, the General Partner or Sinclair is a signatory or a party to, or otherwise bound by, a collective bargaining agreement which covers employees or former employees of the Partnership Entities or any Stations, (ii) none of the Partnership, the General Partner or Sinclair has agreed to recognize any union or other collective bargaining unit with respect to any employees of the Partnership Entities or the Stations, and (iii) no union or other collective bargaining unit has been certified as representing any employees of the Partnership Entities or the Stations.

    (c)        Schedule 3.17(c) sets forth a true and complete list (separately by employer), as of the date set forth on such list, of all Persons employed by each of the Partnership Entities, and of all Persons employed by Sinclair principally in connection with the operation of the Partnership Entities or KEYI, and states the current level of compensation payable to each such employee, any bonus plan or arrangement applicable to each employee, the termination pay or other severance benefits, if any, that may be payable to each employee upon termination of employment, and whether the employee is employed under a written contract. A true and complete copy of any handbook, policy manual or similar written guidelines furnished to any such employee has been delivered to Investor.

3.18 Employee Benefit Plans.

    (a)        All compensation and benefit plans, policies, practices, arrangements and agreements covering any employee or former employee of the Partnership Entities or the Stations or the beneficiaries or dependents of such employee or former employee (such employees, former employees, beneficiaries and dependents herein referred to collectively as the “Employees”) which are or have been established or maintained and are currently in effect, or to which contributions are being made by the Partnership, the General Partner or Sinclair (with respect to KEYI employees only) or by any other trade or business, whether or not incorporated, which is or has been treated as a single employer together with the Partnership, the General Partner or Sinclair (as applicable) under Section 414 of the Code (such other trades and businesses referred to collectively as the “Related Persons”) or to which the Partnership, the General Partner or Sinclair (with respect to KEYI employees only) or any Related Person is obligated to contribute, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, retention, change of control, severance, stock option or other equity based, bonus, incentive compensation, deferred compensation, retirement, fringe benefit and welfare plans, policies, practices, arrangements and agreements (collectively, the “Benefit Plans”), are disclosed in Schedule 3.18. Except pursuant to a Benefit Plan disclosed in Schedule 3.18 or any agreements disclosed in Schedule 3.10(b), none of the Partnership, the General Partner or Sinclair (with respect to KEYI employees only) has any fixed or contingent liability or obligation to any of the Employees or to any Person whose services are or were provided as an independent contractor.

    (b)        All Benefit Plans have been administered and are in compliance in all material respects with applicable provisions, if any, of ERISA and the Code and all other applicable law. None of the Partnership, the General Partner, Sinclair (with respect to KEYI employees only) or any Related Person has engaged in a transaction with respect to any Benefit Plan that could result in a material Tax, penalty or other liability under the Code or ERISA being imposed against Investor, the General Partner, the Partnership, Sinclair (with respect to KEYI employees only) or the Stations.

    (c)        No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

    (d)        None of the Partnership, the General Partner, Sinclair or any Related Person has incurred or, to the Knowledge of Sinclair, expects to incur, with respect to any Multiemployer Plan covering any Employee, any material withdrawal liability under Subtitle E of Title IV of ERISA regardless of whether based on contributions by any Person which is considered a predecessor of the Partnership, the General Partner or Sinclair or one employer with the Partnership, the General Partner or Sinclair under Section 4001 of ERISA.

    (e)        All contributions required to have been made by the Partnership or Sinclair (with respect to KEYI employees only) under the terms of any Benefit Plan or applicable law have been timely made or have been duly provided for on the Partnership’s, the General Partner’s or Sinclair’s books and records (as applicable).

    (f)        None of the Partnership, the General Partner or Sinclair (with respect to KEYI employees only) has any unfunded obligations (including projected obligations) for retiree health and life benefits under any Benefit Plan covering any of the Employees other than continuation coverage required by law.

    (g)        None of the Partnership, the General Partner, Sinclair (with respect to KEYI employees only) or any Related Person has incurred any material liability under or pursuant to Part 4 of Title I or Title IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to any Benefit Plans.

3.19 Compliance with Law.

        The Partnership and the General Partner each have operated and are operating their business and the Current Stations, and Sinclair has operated and is operating KEYI, in all material respects in compliance with the Act and all other federal, state and local laws, statutes, ordinances, regulations, licenses, permits or exemptions therefrom and all applicable orders, writs, injunctions and decrees of any court, commission, board, agency or other instrumentality, and except as specified on Schedule 3.19, neither the Partnership, the General Partner nor Sinclair has received any written notice of noncompliance pertaining to operation of any of the Stations that has not been cured.

3.20 Tax Returns and Payments.

    (a)        Except as set forth in Schedule 3.20, the Partnership has accurately prepared in all material respects and is not delinquent in the filing of any Tax Returns required to be filed by the Partnership, Sinclair has accurately prepared in all material respects and is not delinquent in the filing of any Tax Returns required to be filed by Sinclair, and the General Partner has accurately prepared in all material respects and is not delinquent in the filing of any Tax Returns required to be filed by the General Partner, including, in each case, filings regarding employees, sales, operations or assets. All Taxes due and payable pursuant thereto and all other Taxes or assessments due and payable by the Partnership, Sinclair (with respect to KEYI only) or the General Partner or chargeable as a Lien upon their respective assets have been paid, except for any such Taxes that are being contested in good faith and for which adequate reserves have been made on the Partnership’s, Sinclair’s or the General Partner’s financial statements (as applicable).

    (b)        Except as set forth in Schedule 3.20, (i) no outstanding unsatisfied deficiency, delinquency or default for any Tax has been claimed or assessed against the Partnership, Sinclair or the General Partner, (ii) neither the Partnership, Sinclair nor the General Partner has received notice of any such deficiency, delinquency or default, and (iii) to the Knowledge of Sinclair, no taxing authority is now threatening to assert any such deficiency, delinquency or default.

3.21 Environmental Matters.

    (a)        Except as set forth on Schedule 3.21, the Partnership Entities have obtained all environmental, health and safety permits necessary for the operation of their businesses generally and the Stations specifically, Sinclair has obtained all environmental, health and safety permits necessary for the operation of KEYI, all such permits are valid and in full force and effect, and the Partnership, Sinclair and the General Partner each are in compliance in all material respects with all terms and conditions of such permits.

    (b)        Except as set forth on Schedule 3.21, there is no proceeding pending or, to the Knowledge of Sinclair, threatened which may result in the reversal, rescission, termination, modification or suspension of any environmental or health or safety permits necessary for the operation of their respective businesses, and to the Knowledge of Sinclair, there is no basis for any such proceeding.

    (c)        Except as set forth on Schedule 3.21, the Partnership has operated and is operating its business and the Current Stations, Sinclair has operated and is operating KEYI and the General Partner has conducted and is conducting its business, in all material respects in compliance with all federal, state, local and other laws, statutes, ordinances and regulations, and licenses, permits, exemptions, orders, writs, injunctions and decrees of any court, commission, board, agency or other governmental instrumentality, applicable thereto and relating to environmental matters.

    (d)        Except as set forth on Schedule 3.21, there are no conditions or circumstances associated with the operation of the Stations, the Partnership’s business or the General Partner’s business, which may reasonably be expected to give rise to any material liability or material cost under any applicable environmental law. Except as listed on Schedule 3.21, neither the Partnership, Sinclair (with respect to KEYI only) nor the General Partner owns or uses any electrical or other equipment containing polychlorinated biphenyls.

    (e)        For the purposes of this Section 3.21, (i) “hazardous materials” shall mean any waste, substance, materials, smoke, gas, emissions or particulate matter designated as hazardous or toxic under any applicable environmental law, and (ii) “environmental law” shall mean any federal, state, local or other laws, statutes, ordinances, regulations, licenses, permits or any order, writ, injunction or decree of any court, commission, board, agency or other instrumentality relating to the regulation of hazardous materials.

    (f)        Except as set forth on Schedule 3.21, the Partnership has not filed or been required to file with respect to its business or the Current Stations, Sinclair has not filed or been required to file with respect to KEYI, and the General Partner has not filed or been required to file with respect to its business, any notice under any applicable law, rule, regulation, order, judgment, injunction, decree or ruling reporting a release of a hazardous material into the environment, and no notice pursuant to Section 103(a) or (c) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. §9601, et seq. (“CERCLA”) or any other applicable environmental law or regulation has been or was required to be filed.

    (g)        Except as set forth on Schedule 3.21, neither the Partnership, Sinclair nor the General Partner has received any notice letter under CERCLA or any other written notice, and, to the Knowledge of Sinclair, there is no investigation pending or threatened, to the effect that any of the foregoing has or may have material liability for or as a result of the release or threatened release of a hazardous material into the environment in connection with or resulting from operation of the Stations or the conduct of the Partnership’s or the General Partner’s business, or for the suspected unlawful presence of hazardous material on any of the Real Property, nor does there exist any basis for such investigation.

3.22 Broker’s or Finder’s Fees.

        Except for Media Venture Partners, Ltd. (the “Sinclair Broker”) who has acted on behalf of Sinclair, no agent, broker, investment banker or other Person acting on behalf of or under the authority of Sinclair or any Affiliate of Sinclair is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the Transactions, and Sinclair shall be solely responsible for payment of any commission owed to the Sinclair Broker in connection with the Transactions.

3.23 Insurance.

        Schedule 3.23 lists (separately by insured) all insurance policies maintained by the Partnership, Sinclair (with respect to KEYI only) and the General Partner, and states the insurance company, the policy limit, the type of coverage provided and the claims history for the preceding five years. Accurate and complete copies of all such insurance policies have been furnished to Investor. All such insurance policies are in full force and effect, and the insured in each case is not in default of its obligations under any such insurance policy. The Partnership, Sinclair (with respect to KEYI only) and the General Partner have not been denied insurance overage. Except as set forth on Schedule 3.23, the Partnership, Sinclair (with respect to KEYI only) and the General Partner do not have any self-insurance or co-insurance programs, and the reserves set forth on the Balance Sheet are adequate and sufficient to cover all reasonably anticipated liabilities with respect to such self-insurance or co-insurance programs based upon the relevant claims history.

3.24 Disclosure.

        Neither this Agreement (including the Schedules) nor any other Document furnished by or on behalf of Sinclair contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement in this Agreement or any such Document not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVESTOR

        Investor represents and warrants to Sinclair as follows:

4.1 Organization and Good Standing.

        Investor is a corporation duly organized and validly existing under the laws of the State of Indiana, is duly qualified to do business in the State of Texas and has all requisite power to own, operate and lease its properties and carry on its business.

4.2 Authorization and Binding Effect of Documents.

        Investor has all requisite corporate power and authority to enter into this Agreement and the other Documents to which Investor is a party and to consummate the Transactions. The execution and delivery of this Agreement and each of the other Documents by Investor and the consummation by Investor of the Transactions have been duly authorized by all necessary action (including all necessary shareholder approvals, if any) on the part of Investor. This Agreement has been, and each of the other Documents to which Investor is to be a party at or prior to Closing will be, duly executed and delivered by Investor. This Agreement constitutes (and each of the other Documents to which Investor is a party, when executed and delivered, will constitute) the valid and binding obligation of Investor enforceable against Investor in accordance with its terms.

4.3 Absence of Conflicts.

        Except for necessary approvals under the Act and the HSR Act, the execution, delivery and performance by Investor of this Agreement and the other Documents, and consummation by Investor of the Transactions, do not and will not (a) conflict with, (b) constitute a breach or default under, (c) result in a violation of, or (d) give any third party the right to modify, terminate or accelerate any obligation under, the organizational documents of Investor, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Investor is bound or affected, or any material law, statute, rule, judgment, order or decree to which Investor is subject.

4.4 Consents.

        Except for necessary approval under the Act and the HSR Act, the execution, delivery and performance by Investor of this Agreement and the other Documents to which Investor is a party, and consummation by Investor of the Transactions, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body, or the consent, waiver or approval of any other Person.

4.5 Broker’s or Finder’s Fees.

        Except for Questcom Media Brokerage, Inc. (the “Investor Broker”) who has acted on behalf of Investor, no agent, broker, investment banker or other Person acting on behalf of or under the authority of Investor or any Affiliate of Investor is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the Transactions, and Investor shall be solely responsible for payment of any commission owed to the Investor Broker in connection with the Transactions.

4.6 Litigation.

        There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the Knowledge of Investor, threatened against Investor that would give any third party the right to enjoin or delay the transactions contemplated by this Agreement.

4.7 Investor’s Qualifications.

        Investor has no Knowledge of matters which might reasonably be expected to result in the FCC’s denial or delay of approval of the Transactions or the imposition of any Material Adverse Condition in connection with approval of the Transactions.

4.8 Availability of Funds.

        Investor has or will have at Closing cash in an amount sufficient to pay the Investor Purchase Price and closing expenses.

4.9 Disclosure.

        Neither this Agreement (including the Schedules) nor any other Document furnished by or on behalf of Investor contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement in this Agreement or any such Document not misleading.

ARTICLE V
OTHER COVENANTS

5.1 Conduct of the Partnership Prior to the Closing Date.

    (a)        Sinclair covenants and agrees with Investor that from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, unless Investor otherwise consents in writing, Sinclair shall cause each of the Partnership Entities and KEYI to:

    (i)        Operate in the ordinary course of business consistent with past practices, including but not limited to (i) incurring promotional expenses for the Stations consistent with the amounts currently budgeted, (ii) making capital expenditures prior to the Closing Date as necessary to repair or replace assets of the Stations that are worn out, damaged or destroyed, (iii) using commercially reasonable efforts to preserve the Stations’ present business operations, organization and goodwill and their relationships with customers, employees, advertisers, suppliers and other contractors (including independent contractors providing on-air or production services) and to maintain programming for the Stations consistent in all material respects with the type and quantity of the Stations’ programming as of the date of this Agreement, and (iv) continuing its usual and customary policy with respect to extending credit and collection of accounts receivable and the maintenance of its facilities and equipment;

    (ii)        Operate each Station and otherwise conduct its business in all material respects in compliance with the terms or conditions of the FCC Licenses applicable to the Stations, the Act, and all other material rules, regulations, laws and orders of all governmental authorities having jurisdiction over any aspect of operations;

    (iii)        Maintain its financial records, and the financial records for each Station, in accordance with GAAP on a basis consistent with prior periods;

    (iv)        Promptly notify Investor in writing of any event or condition which, with notice or the lapse of time or both, would constitute an event of material default under any of the Station Agreements which are, individually or in the aggregate, material to any Station;

    (v)        Timely comply in all material respects with the Station Agreements;

    (vi)        Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets unless replaced by similar assets of substantially equal or greater value and utility;

    (vii)        With respect to each Station, not amend, enter into, renew or extend (i) any Trade Agreement unless consistent in amount and type with previous Trade Agreements and otherwise consistent with past practices; (ii) any personal property lease for a Station unless consistent in amount and type with previous personal property leases and otherwise consistent with past practices; (iii) any studio or office lease; (iv) any broadcast site or antenna lease; (v) any network affiliation agreement; (vi) any talent agreement; (vii) any employment agreement; (viii) any national sales representative agreement or (ix) any agreement described in Section 3.10(b)(vii); in each case, except for any such agreements that will terminate or expire in accordance with their terms prior to the Closing Date;

    (viii)        Not enter into, renew or extend any other contract or agreement unless terminable by the Partnership Entity or Sinclair (with respect to KEYI only) upon not more than thirty (30) days notice, or enter into or amend any other contract or agreement except on terms comparable to those of Station Agreements now in existence and otherwise in the ordinary course of business consistent with past practices;

    (ix)        Maintain each Station’s technical equipment currently in use in good operating condition and repair except for ordinary wear and tear;

    (x)        Not increase in any manner the compensation (including severance pay or plans) or benefits of any of its employees, independent contractors, consultants or commission agents, except in the ordinary course of business consistent with past practice;

    (xi)        Not introduce any material change with respect to the operation of any Station including, without limitation, any material changes in the percentages of types of programming broadcast by the Station or any other material change in any Station’s programming policies, except as required by law;

    (xii)        Not enter into any agreement relating to any Station with any Affiliate of the Partnership, Sinclair or the General Partner;

    (xiii)        Not voluntarily enter into any collective bargaining agreement applicable to any of its employees or otherwise voluntarily recognize any union as the bargaining representative of any such employees;

    (xiv)        Not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement;

    (xv)        Not incur any indebtedness for borrowed money other than the Bank Debt;

    (xvi)        Not assume, guarantee, endorse or otherwise become responsible for the obligations of any other Person except for endorsements for collection or deposit in the ordinary course of business and guarantees that will be terminated on or before the Closing Date;

    (xvii)        Not make any loans or advances to any other Person unless repaid prior to Closing;

    (xviii)        Not amend any of either Partnership Entity’s constituent documents;

    (xix)        Not enter into, agree to enter into or effect any merger or consolidation; not grant or issue any option, warrant or other right to purchase, or to convert any obligation into, its ownership interests or other securities; and not repurchase or redeem, or agree to repurchase or redeem, any of its ownership interests; and not pay any distribution in respect of its issued and outstanding ownership interests except in cash derived from operations in the ordinary course of business; and

    (xx)        Timely file or cause to be filed with the appropriate governmental agencies all Tax Returns required to be filed by the Partnership Entity prior to Closing and timely pay all Taxes reflected on such Tax Returns as owing by the Partnership Entity.

    (b)        Investor shall not be entitled to indemnification for any Loss arising from the breach of any covenant under Section 5.1(a) if Sinclair shall have used its diligent, good faith and commercially reasonable efforts to cause the Partnership Entities to comply with such covenant. However, material compliance with all of the covenants under Section 5.1(a) shall be a condition precedent under Section 6.2 to Investor’s obligation to close the Transactions.

5.2 Conduct of Sinclair's Business Prior to the Closing Date.

        Sinclair covenants and agrees with Investor that from the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, unless Investor otherwise consents in writing, Sinclair shall:

    (a)        Not enter into any agreement relating to KEYI with any Affiliate of the Partnership, Sinclair or the General Partner;

    (b)        Not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement;

    (c)        Not enter into, agree to enter into or effect any merger or consolidation;

    (d)        Timely file or cause to be filed with the appropriate governmental agencies all Tax Returns required to be filed by Sinclair (with respect to KEYI only) prior to Closing and timely pay all Taxes reflected on such Tax Returns as owing by Sinclair; and

    (e)        Take all commercially reasonable steps to cause the Partnership Entities to operate KEYI and otherwise perform in accordance with the terms and provisions of the Local Management Agreement between the Partnership and Sinclair pertaining to KEYI.

5.3 Notification of Certain Matters.

        Sinclair shall give prompt notice to Investor, and Investor shall give prompt notice to Sinclair, of (a) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (b) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by either of them under this Agreement.

5.4 Exercise of Buyout Option.

    (a)        Sinclair shall (i) duly exercise the Buyout Option, (ii) timely pay the Sinclair Deposit to LBJ; (iii) comply in all respects with the terms and provisions of the Partnership Agreement, including but not limited to its obligations pertaining to the exercised Buyout Option (other than payment of the portion of the purchase price under the Buyout Option required to be paid by Investor upon and subject to the terms and conditions of this Agreement); and (iv) use its commercially reasonable efforts to cause LBJ to transfer the LBJ Interests to Investor and Sinclair as contemplated by this Agreement.

    (b)        At Closing, Sinclair shall assign to Investor Sinclair’s right under the exercised Buyout Option to purchase the Investor Purchase Fraction of the LBJ Interests pursuant to an assignment in form and substance satisfactory to Investor within its reasonable judgment.

5.5 FCC Filing.

        As promptly as practicable, and in no event more than ten (10) days, after execution of this Agreement, Sinclair and Investor shall file, and Sinclair shall use its commercially reasonable efforts to cause LBJ to file, with the FCC all applications necessary to obtain the FCC Order, and shall cooperate in taking all commercially reasonable actions necessary and proper to promptly obtain the FCC Order without a Material Adverse Condition. Sinclair and Investor shall cooperate in taking all commercially reasonable actions necessary and proper to cause the FCC Order to become a Final Action as soon as practicable, excluding, however, payment or providing of material consideration to settle with an objecting party.

5.6 Consents.

    (a)        Prior to Closing, Sinclair shall use its commercially reasonable efforts to obtain the written consent of LBJ to Sinclair’s assignment to Investor of Sinclair’s right to purchase the the Investor Purchase Fraction of the LBJ Interests pursuant to the Buyout Option, in form and substance reasonably satisfactory to Investor.

    (b)        Prior to Closing, Sinclair shall use its commercially reasonable efforts to obtain the consents or waivers to the Transactions required under the Station Agreements, and Investor shall cooperate as reasonably requested by Sinclair in assisting Sinclair to obtain such consents; provided that Investor shall not be required to pay or grant any material consideration in order for Sinclair to obtain any such consent or waiver.

    (c)        Prior to or on the Closing Date, Sinclair shall obtain and deliver to Investor full and complete releases, in form and substance reasonably satisfactory to Investor, of all Liens (except Permitted Liens) on any of the assets of the Partnership Entities or the assets of KEYI.

5.7 Inspection and Access.

        Sinclair will, prior to the Closing Date, with respect to the items it controls, make available, and with respect to items controlled by the Partnership Entities, exercise commercially reasonable efforts to cause the Partnership or the General Partner to make available, the employees, assets, books, accounting records, correspondence and files of the Partnership Entities and KEYI for examination by Investor, its officers, attorneys, accountants and agents, with the right to make copies of all or portions of such books, records and files. Such access will be available during normal business hours upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the business of the Partnership Entities or KEYI. Sinclair will exercise commercially reasonable efforts to cause the Partnership Entities to furnish monthly unaudited financial statements of the Partnership (including KEYI) and the General Partner prepared in a manner consistent with the unaudited statements identified in Section 3.13, and such additional financial, operating and other information regarding the Partnership (including KEYI) and the General Partner as Investor may reasonably request.

5.8 Confidentiality.

        Subject to Section 5.13, all information relating to the Transactions and delivered or made available to Investor or Investor’s representatives or otherwise disclosed or caused to be disclosed in writing by Sinclair (or its representatives) before or after the date of this Agreement (the “Confidential Information”), shall be kept confidential by Investor and its representatives and shall not be used prior to Closing other than as contemplated by this Agreement, except to the extent (a) such information (i) was otherwise publicly available when received, (ii) is or becomes lawfully obtainable from third parties not related to Investor or its Affiliates, (iii) is required to be disclosed by law, judicial or other governmental rule or order, or the rules of any stock exchange, provided that (A) Investor promptly notifies Sinclair of any such required disclosure in order that Sinclair may seek a protective order to prevent the disclosure or (B) in the case of a disclosure required by applicable securities laws, Investor provides Sinclair an opinion of Investor’s securities counsel that disclosure is required, and Investor provides Sinclair a reasonable opportunity to suggest alternative disclosure language, or (b) such duty as to confidentiality is waived in writing by Sinclair. If this Agreement is terminated pursuant to Section 10.1, Investor shall promptly return to Sinclair all Confidential Information, including all copies of such information.

5.9 Publicity.

        The parties agree that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the other party (which will not be unreasonably withheld, conditioned or delayed), except as required by applicable law or regulations, in which case the party issuing the press release or announcement shall provide the other party with a copy sufficiently in advance of issuance to permit the other party to comment on the proposed release.

5.10 Material Adverse Effect.

        Investor and Sinclair will promptly notify the other party of any event of which Investor or Sinclair, as the case may be, obtains knowledge which has had or could reasonably be expected to have a Material Adverse Effect.

5.11 FCC Reports and Applications.

        Sinclair shall file (with respect to KEYI), and shall use commercially reasonable efforts to cause the Partnership to file (with respect to the Current Stations), on a current and timely basis and in all material respects in a truthful and complete fashion until the Closing Date, all reports and documents required to be filed with the FCC with respect to any Station. In addition, prior to Closing, Sinclair shall file (with respect to KEYI), and shall use commercially reasonable efforts to cause the Partnership to file (with respect to the Current Stations), on a current and timely basis all applications necessary for renewal of any of the FCC Licenses, shall prosecute and shall exercise commercially reasonable efforts to cause the Partnership to prosecute each such application with diligence, shall in each case seek and exercise commercially reasonable efforts to cause the Partnership to seek renewal for a full term, and shall diligently oppose and exercise commercially reasonable efforts to cause the Partnership to oppose any objection to, appeal from or petition to reconsider the grant of any such renewal application.

5.12 No Solicitation.

        From the date hereof until the earlier of Closing or termination of this Agreement, neither Sinclair nor any Affiliate of Sinclair shall directly or indirectly (a) discuss with any other Person, or knowingly solicit or encourage, any proposal or offer from any Person relating to the acquisition or purchase of any material assets of any Station, or any ownership interest in the Partnership or the General Partnership (each an “Acquisition Proposal”), or (b) otherwise knowingly assist or negotiate with any Person with respect to an Acquisition Proposal. Sinclair shall promptly notify Investor in writing if an Acquisition Proposal is made after the date of this Agreement.

5.13 Audited Financial Statements.

        Sinclair recognizes that Investor is a wholly-owned subsidiary of a publicly reporting company and that after Closing Investor may desire at its expense to cause audited and unaudited financial statements of the Partnership, the General Partner or the Stations to be prepared with respect to periods prior to Closing and filed with the SEC and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Investor’s parent as a publicly reporting company or registrant. Sinclair shall cooperate with Investor and the auditing accountants as reasonably requested by Investor in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by GAAP. Furthermore, if all or a portion of the audited financial statements of the Partnership, the General Partner or Sinclair may be used for such purpose, Sinclair hereby consents to Investor’s use of such financial statements for the purposes set forth in this Section, and Sinclair agrees to use its commercially reasonable efforts, at the expense of Investor, to obtain the consent of the independent accounting firm which opined as to such financial statements.

5.14 Survey and Environmental Inspection.

        Subject to obtaining any required consent from the landlord of Leased Real Property, Investor at its expense shall have the right to cause a detailed survey and an environmental inspection to be performed for each portion of the Owned Real Property or the Leased Real Property. Investor shall cause the companies performing such work to deliver to Sinclair, contemporaneously with the delivery to Investor, a copy of each such survey or inspection report.

5.15 HSR Filings.

        Each of Sinclair and Investor shall make all filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the Transactions (the “HSR Filings”). Each of Sinclair and Investor shall use their commercially reasonable efforts to diligently take, or to fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, in order to comply with the requirements of the HSR Act.

5.16 Amendment of Organizational Documents.

        At the Closing, Investor and Sinclair shall execute and deliver the Amended and Restated Partnership Agreement in the form and substance of Exhibit D and the Amended and Restated Regulations in the form and substance of Exhibit E.

5.17 Contribution of KEYI.

        At the Closing, Sinclair shall execute or cause to be executed such documents, in form and substance satisfactory to Investor within its reasonable judgment, as necessary to contribute the KEYI assets to the Partnership free and clear of all Liens except Permitted Liens and otherwise in compliance with the terms and provisions of the Contribution Agreement.

5.18 Commercially Reasonable Efforts.

        Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make the Transactions effective as soon as practicable.

5.19 Closing Statement.

        At Closing, Sinclair and Investor shall execute and deliver a closing statement detailing the payments to be made at Closing and containing instructions for delivery of such payments, in a form reasonably satisfactory to each of them.

5.20 Supplemental Agreement.

        Concurrently with the execution of this Agreement, Sinclair will enter into the Supplemental Agreement with LBJ Broadcasting. As used in this Agreement, the term “Buyout Option” shall mean and refer to the Buyout Option as supplemented and amended by the Supplemental Agreement. Sinclair represents and warrants that Sinclair has delivered to Investor an accurate and complete copy of the Supplemental Agreement. Sinclair covenants that Sinclair shall (i) comply with its obligations under the Supplemental Agreement, (ii) use its commercially reasonable efforts to cause LBJ Broadcasting to comply with its obligations under the Supplemental Agreement, and (iii) not agree to any modification or amendment of the Supplemental Agreement without the prior written consent of Investor.

ARTICLE VI
CONDITIONS PRECEDENT TO THE OBLIGATION
OF INVESTOR TO CLOSE

        Investor’s obligation to close the Transactions is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Investor in writing:

6.1 Accuracy of Representations and Warranties; Closing Certificate.

    (a)        Each of the representations and warranties of Sinclair contained in this Agreement or in any other Document to which Sinclair is a party shall be true and correct in all material respects on and as of the date of this Agreement, and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for changes permitted under this Agreement.

    (b)        Sinclair shall have delivered to Investor on the Closing Date an officer’s certificate that the conditions specified in Sections 6.1(a), 6.2, 6.5, 6.6, 6.8, 6.12 and 7.5 are satisfied as of the Closing Date.

6.2 Performance of Agreement.

        Sinclair shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by Sinclair prior to or at Closing.

6.3 FCC Order.

    (a)        The FCC Order shall have been issued and become effective under the Act without any Material Adverse Condition.

    (b)        Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to Closing shall have been satisfied.

    (c)        All of the FCC Licenses shall be in full force and effect.

6.4 Opinions of Sinclair’s Counsel.

        Investor shall have received the written opinion of Sinclair’s counsel, dated as of the Closing Date, in the form attached hereto as Exhibit B. Such opinion shall state that the senior lenders of Investor’s parent corporation are entitled to rely on the opinion, and may be subject to customary qualifications and limitations. Such opinion may be subject to customary qualifications and limitations.

6.5 Required Consents and Releases.

    (a)        Sinclair shall have obtained prior to Closing the written consents or waivers to the Transactions required under (i) each Real Property Lease and (ii) each of the Station Agreements listed on Schedule 6.5, each in form and substance reasonably satisfactory to Investor and without any modification or condition which is adverse to Investor or any of the Stations.

    (b)        In addition, Sinclair shall have obtained, and shall have provided to Investor prior to Closing written evidence of, (i) the consent of LBJ and the releases of Liens described in Section 5.6, and (ii) written agreements terminating any and all options or rights to purchase any ownership interest in or assets of KEYI or any Partnership Entity, including, without limitation, all such rights or options held by LBJ.

6.6 No Adverse Proceedings.

        No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Sinclair, the Partnership, the General Partner or LBJ that would make unlawful the consummation of the Transactions.

6.7 Delivery of Closing Documents.

        Sinclair shall have delivered or caused to be delivered to Investor on the Closing Date each of the items to be delivered pursuant to Section 8.2.

6.8 No Material Adverse Change.

        There shall have been no change or development affecting any Station since December 31, 2002, which has resulted in, or is reasonably likely to result in, a Material Adverse Effect, except for changes or developments (a) generally affecting the radio broadcast industry or (b) due to general economic conditions.

6.9 Transfer of LBJ Interests; Payment of Debt.

        At Closing, (i) LBJ shall have conveyed to Investor, pursuant to conveyance documents satisfactory to Investor within its reasonable judgment, good and marketable title to the Investor Purchase Fraction of the LBJ Interests free and clear of all Liens, and (ii) a portion of the Investor Purchase Price shall have been used to pay 66.6% of the Partnership indebtedness for borrowed money as of the Closing Date.

6.10 Contribution of KEYI.

        At Closing, Sinclair shall have contributed to the Partnership, in accordance with the terms and provisions of the Contribution Agreement, (i) good and marketable title to the assets of KEYI free and clear of all Liens and (ii) the cash capital contribution required to be made by Sinclair under the Contribution Agreement.

6.11 HSR Act.

        The waiting period (including any extensions), if any, under the HSR Act applicable to the Transactions shall have expired or terminated.

6.12 Payment of Indebtedness.

        All indebtedness of the Partnership Entities for borrowed money shall have been paid and discharged in full at or prior to Closing solely from proceeds of the Investor Purchase Price, the Sinclair Purchase Price and the cash capital contribution made by Sinclair to the Partnership on the Closing Date.

6.13 Schedules.

        On or before March 20, 2003, Sinclair shall have delivered to Investor all Schedules referred to in Article III and Section 6.5, and such Schedules shall be acceptable to Investor. The condition precedent under this Section shall be deemed waived if (i) the Schedules are timely delivered, and (ii) Investor then fails to deliver to Sinclair, within twenty (20) days after the date on which Investor shall have received each of such Schedules in final form, written notice identifying the manner in which one or more of such Schedules are not acceptable to Investor.

6.14 Real Property Arrangements.

        The Real Property arrangements described on Schedule 6.14, including amendment of the Stations’ studio and office lease and the purchase of the KLBJ(AM) broadcast tower site, shall have been documented and effected upon the applicable terms and conditions, if any, set forth on Schedule 6.14 and upon such other terms and conditions as are acceptable to Investor within its reasonable judgment.

6.15 Option to Buy KEYI.

        The Partnership shall not have exercised its existing option, or any other existing or future right, to purchase or otherwise acquire KEYI other than on the Closing Date as a capital contribution by Sinclair pursuant to the Contribution Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO THE
OBLIGATION OF SINCLAIR TO CLOSE

        Sinclair’s obligation to close the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Sinclair in writing:

7.1 Accuracy of Representations and Warranties; Closing Certificate.

    (a)        Each of the representations and warranties of Investor contained in this Agreement or in any other Document to which Investor is a party shall be true and correct in all material respects on and as of the date of this Agreement, and on and as of the Closing Date with the same effect as though made on and as of the Closing Date except for changes that are not materially adverse to Sinclair.

    (b)        Investor shall have delivered to Sinclair on the Closing Date an officer’s certificate that the conditions specified in Sections 7.1(a), 7.2 and 6.6 (but not as to LBJ) are satisfied as of the Closing Date.

7.2 Performance of Agreement.

        Investor shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or at Closing.

7.3 FCC Order.

    (a)        The FCC Order shall have been issued and shall have become effective under the Act.

    (b)        Conditions which the FCC Order or any order, ruling or decree of any judicial or administrative body specifies and requires to be satisfied prior to Closing shall have been satisfied.

7.4 Opinion of Investor’s Counsel.

        Sinclair shall have received the written opinion of Investor’s counsel, dated as of the Closing Date, in the form of Exhibit C.

7.5 No Adverse Proceedings.

        No judgment or order shall have been rendered and remain in effect, and no action or proceeding by any governmental entity shall be pending, against Investor that would restrain or make unlawful the consummation of the Transactions.

7.6 Delivery of Closing Documents.

        Investor shall have delivered or cause to be delivered to Sinclair on the Closing Date each of the items to be delivered pursuant to Section 8.3.

7.7 HSR Act.

        The waiting period (including any extensions), if any, under the HSR Act applicable to the Transactions shall have expired or terminated.

ARTICLE VIII
CLOSING

8.1 Time.

        Closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date (the “Closing Date”) that is the later of (i) the fifth business day following satisfaction or waiver of the conditions precedent hereunder to Closing or (ii) July 1, 2003.

8.2 Deliveries by Sinclair.

        At the Closing, Sinclair shall deliver or cause to be delivered to Investor (or in the case of the Sinclair Purchase Price, to LBJ) the following, in each case in form and substance reasonably satisfactory to Investor:

    (a)        The opinions of Sinclair’s corporate counsel and FCC counsel, dated the Closing Date, as provided in Section 6.4;

    (b)        Governmental certificates, dated as of a date as near as reasonably practicable to the Closing Date, showing that the Partnership, the General Partner and Sinclair each is duly organized and in good standing in its state of formation;

    (c)        A certificate of the Secretary or an Assistant Secretary of Sinclair (i) attesting as to the incumbency of each officer of Sinclair who executes this Agreement and any of the other Documents to which Sinclair is a party, and (ii) certifying that the resolutions, as attached to such certificate, were duly adopted by Sinclair’s board of directors (and if necessary, by its shareholders) as required to duly authorize and approve the execution and delivery of this Agreement and the consummation of the Transactions and that such resolutions remain in full force and effect;

    (d)        The assignment to Investor of Sinclair’s right under the exercised Buyout Option, as prescribed in Section 5.4(b), to purchase the Investor Purchase Fraction of the LBJ Interests.

    (e)        The Contribution Agreement, and the cash capital contribution required to be made, and all instruments of conveyance and assignment required to be executed and delivered, by Sinclair pursuant to the Contribution Agreement;

(f)     The certificate described in Section 6.1(b);

    (g)        The consents or waivers prescribed in Section 6.5;

    (h)        The Sinclair Purchase Price;

    (i)        Executed counterparts of the Amended and Restated Partnership Agreement and the Amended and Restated Regulations prescribed in Section 5.16; and

    (j)        Such additional information and materials as Investor shall have reasonably requested to evidence the satisfaction of the conditions to its obligation to close under this Agreement, including without limitation, any documents expressly required by this Agreement to be delivered by Sinclair at Closing.

8.3 Deliveries by Investor.

        At the Closing, Investor shall deliver or cause to be delivered to Sinclair (or in the case of the Investor Purchase Price, to LBJ) the following, in each case in form and substance reasonably satisfactory to Sinclair:

    (a)        The opinion of Investor’s counsel, dated the Closing Date, as provided in Section 7.4.

    (b)        A governmental certificate, dated as of a date as near as reasonably practicable to the Closing Date, showing that Investor is duly organized and validly existing in the State of Indiana;

    (c)        The Investor Purchase Price;

    (d)        A certificate of the Secretary or an Assistant Secretary of Investor (i) attesting as to the incumbency of each officer of Investor who executes this Agreement and any of the other Documents to which Investor is a party, and (ii) certifying that the resolutions, as attached to such certificate, were duly adopted by the board of directors of the Investor (and, if necessary, by its shareholders) as required to authorize and approve the execution and delivery of this Agreement and the consummation of the Transactions and that such resolutions remain in full force and effect;

    (e)        The certificate described in Section 7.1(b);

    (f)        Executed counterparts of the Amended and Restated Partnership Agreement and the Amended and Restated Regulations prescribed in Section 5.16; and

    (g)        Such additional information and materials as Sinclair shall have reasonably requested to evidence the satisfaction of the conditions to its obligation to close under this Agreement, including, without limitation, any documents expressly required by this Agreement to be delivered by Investor at Closing.

ARTICLE IX
INDEMNIFICATION

9.1 Survival.

        All representations, warranties, covenants and agreements in this Agreement or any other Document shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of any party, and the Closing shall not constitute a waiver by any party of the representations, warranties, covenants or agreements of any other party in this Agreement or any other Documents; provided, however, that the period of survival shall, (i) with respect to the representations and warranties under Sections 3.9, 3.12(d), 3.12(e), 3.17, 3.18, 3.19, 3.20 and 3.21, be for the applicable statutory limitation period, (ii) with respect to the representations and warranties under Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.16, 4.1, 4.2, 4.3 and 4.4, be in perpetuity, and (iii) in the case of any other representation or warranty, end two (2) years after the Closing Date (in each case, the “Survival Period”). No claim for breach of any representation or warranty may be brought under this Agreement or any other Document unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

9.2 Indemnification by Sinclair.

        Sinclair shall indemnify, defend, and hold harmless Investor and its officers, directors, employees, partners, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from:

    (i)        Any breach by Sinclair of any of its representations, warranties, certifications, covenants or agreements in this Agreement, the certificate delivered pursuant to Section 6.1(b) or any other Document; or

    (ii)        any claim asserted by LBJ or any Affiliate of LBJ against Sinclair, Investor, the Partnership or the General Partner relating, directly or indirectly, to Sinclair’s exercise of the Buyout Option, assignment to Investor of Sinclair’s rights under the Buyout Option, the transfer of the LBJ Interests as contemplated in this Agreement, or the Transactions generally, including, without limitation, any claim asserted after Closing to any interest in the Partnership, the General Partner or any assets of the Partnership Entities, but excluding claims relating directly to Investor’s breach of this Agreement; or

    (iv)        any claim of any type asserted by a third party relating, directly or indirectly, to the ownership or operation of the Partnership, the General Partner, Sinclair or the Stations prior to the Closing Date.

9.3 Indemnification by Investor.

        Subject to Section 10.2(c), Investor shall indemnify and hold harmless Sinclair and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from any breach by Investor of any of its representations, warranties, covenants or agreements in this Agreement or any other Document.

9.4 Administration of Indemnification.

        For purposes of administering the indemnification provisions set forth in Sections 9.2 and 9.3, the following procedure shall apply:

    (a)        Whenever a claim shall arise for indemnification under this Article, the party entitled to indemnification (the “Indemnified Party”) shall give written notice promptly to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

    (b)        In the event of any claim for indemnification resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim, or (ii) to assume the entire defense with counsel which is selected by it and which is reasonably satisfactory to the Indemnified Party, provided that (A) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and (B) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party which shall not be unreasonably withheld, conditioned or delayed (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (i) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be solely responsible, or (ii) representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of Clause (i) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

    (c)        If the Indemnifying Party does not choose to defend against a claim by a third party, the Indemnified Party may defend in such manner as it reasonably deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Article.

    (d)        Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Investor shall not be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Partnership or the General Partner.

ARTICLE X
TERMINATION

10.1 Right of Termination.

        This Agreement may be terminated prior to Closing:

    (a)        By written agreement of Sinclair and Investor; or

    (b)        By written notice from a party that is not then in material breach of this Agreement if:

(i) The other party has continued in material breach of this Agreement for twenty (20) days after written notice of such breach from the terminating party is received by the other party; or

    (ii)        Closing does not occur within twelve (12) months after the date of this Agreement; or

    (c)        By written notice from Investor to Sinclair on or before the later of (i) April 9, 2003, or (ii) the date on which Investor shall have received each of the Schedules in final form that are referred to in Article III and Section 6.5, if the condition precedent under Section 6.13 shall not have been previously satisfied or waived.

10.2 Obligations Upon Termination.

    (a)        Upon termination of this Agreement, each party shall remain liable for (i) breach of this Agreement prior to such termination and (ii) payment and performance of the party’s obligations under Sections 5.8, 5.9 and 12.2 and under Article IX and this Article X, which in each case shall survive termination of this Agreement; provided, however, that if Closing does not occur, the aggregate liability of Buyer for breach or default under this Agreement shall be limited as provided in Section 10.2(c).

    (b)        If this Agreement is terminated prior to Closing for any reason other than by Sinclair pursuant to Section 10.1(b)(i) as the result of a material breach by Investor under this Agreement, Investor shall be entitled to the return of the Earnest Money in which case Sinclair and Investor shall cooperate in taking such action as required under the Escrow Agreement to effect the Escrow Agent’s distribution of the Earnest Money to Investor.

    (c)        If Closing shall not have occurred because of a material breach by Investor under this Agreement, Sinclair’s sole remedy shall be (i) the termination by Sinclair of this Agreement pursuant to Section 10.1(b)(i) and (ii) the recovery from Investor of (A) an amount equal to the Earnest Money (“Sinclair’s Liquidated Damage Amount”) and (B) Sinclair’s reasonable attorney fees and other costs of collection incurred by Sinclair in enforcing its right to recover Sinclair’s Liquidated Damage Amount (such fees and other costs herein referred to as “Sinclair’s Enforcement Costs”). In the event of such termination, (i) Sinclair shall be entitled to receive the Earnest Money in payment of Sinclair’s Liquidated Damage Amount, and Investor and Sinclair shall cooperate in taking such action as required under the Escrow Agreement to effect the Escrow Agent’s distribution of the Earnest Money to Sinclair; and (ii) Sinclair shall be entitled to pursue any other remedy available at law or in equity to recover the entire Sinclair’s Liquidated Damage Amount and Sinclair’s Enforcement Costs, provided that the total monetary damages (including any amount received from the Escrow Agent under the Escrow Agreement) to which Sinclair shall be entitled shall not exceed the sum of Sinclair’s Liquidated Damage Amount plus Sinclair’s Enforcement Costs. INVESTOR ACKNOWLEDGES AND AGREES THAT SINCLAIR’S RECOVERY OF SINCLAIR’S LIQUIDATED DAMAGE AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES AND NOT A PENALTY AND THAT SINCLAIR’S LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE SUBSTANTIAL BUT INDETERMINATE HARM ANTICIPATED TO BE CAUSED BY INVESTOR’S MATERIAL BREACH OR DEFAULT UNDER THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS IN DAMAGES, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTIONS TO BE CONSUMMATED HEREUNDER.

10.3 Termination Notice.

        Each notice given by a party pursuant to Section 10.1 to terminate this Agreement shall specify the subsection of Section 10.1 pursuant to which the notice is given. If at the time a party gives a termination notice, the party is entitled to give the notice pursuant to more than one subsection of Section 10.1, the subsection pursuant to which the notice is given and termination is effected shall be deemed to be the subsection specified in the notice provided that the party giving the notice is, at such time, entitled to terminate this Agreement pursuant to the specified subsection.

ARTICLE XI
CONTROL OF STATION

        Between the date of this Agreement and the Closing Date, Investor shall not control, manage or supervise the operation of the Stations or the conduct of their business, all of which shall remain the sole responsibility and under the control of the Partnership or Sinclair (as applicable)

ARTICLE XII
MISCELLANEOUS

12.1 Further Actions.

        From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as reasonably requested by the other party in order more effectively to consummate the Transactions.

12.2 Payment of Expenses.

    (a)        The fees for filing the applications with the FCC under Section 5.5 shall be paid fifty percent (50%) by Sinclair and fifty percent (50%) by Investor. Sinclair shall pay fifty percent (50%) and Investor shall pay fifty percent (50%) of all filing fees required to be paid by either of them in connection with making the HSR Filings under Section 5.15. All Taxes shall be paid by the party primarily liable under applicable law to pay such Tax.

    (b)        Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the transactions contemplated by this Agreement.

12.3 Specific Performance.

        Sinclair acknowledges that the Partnership, the General Partner and the Stations are of a special, unique and extraordinary character, and that damages alone are an inadequate remedy for a breach of this Agreement by Sinclair. Accordingly, as an alternative to termination of this Agreement under Section 10.1, Investor shall be entitled, in the event of Sinclair’s breach and to the extent practicable, to enforcement of this Agreement (subject to obtaining any required approval of the FCC) by a decree of specific performance or injunctive relief requiring Sinclair to fulfill its obligations under this Agreement. Such right of specific performance or injunctive relief shall be in addition to, and not in lieu of, Investor’s right to recover damages and to pursue any other remedies available to Investor for Sinclair’s breach. In any action to specifically enforce Sinclair’s obligation to close the Transactions, Sinclair shall waive the defense that there is an adequate remedy at law or in equity and agrees that Investor shall be entitled to obtain specific performance of Sinclair’s obligation to close without being required to prove actual damages. As a condition to seeking specific performance, Investor shall not be required to tender the Investor Purchase Price as contemplated by Section 2.4 but shall be required to demonstrate that Investor is ready, willing and able to tender the Investor Purchase Price as contemplated by such Section.

12.4 Notices.

        All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

(a)	If to Investor, to:
Emmis Operating Company One Emmis Plaza 40 Monument Circle, Suite 700 Indianapolis, IN 46204 Attention: Jeffrey H. Smulyan, Chairman Attention: J. Scott Enright, Esq.
Copies to:
Emmis Operating Company 15821 Ventura Boulevard, Suite 685 Encino, CA 91436 Attention: Gary Kaseff, Esq.
Bose McKinney & Evans LLP 2700 First Indiana Plaza 135 North Pennsylvania Street Indianapolis, IN 46204 Attention: David L. Wills
(b)	If to Sinclair, to:
Sinclair Telecable, Inc. 6158 Yellow Birch Court Avon, IN 46123 Attention: Mr. David Sinclair
Copies to:
Mr. Robert L. Sinclair Sinclair Telecable, Inc. 500 Dominion Tower 999 Waterside Drive Norfolk, VA 23510
Howard M. Weiss, Esquire Fletcher, Heald & Hildreth, P.L.C. 1300 North 17th Street, 11th Floor Arlington, VA 22209-3801

or to such other address as a party may from time to time give notice to the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

12.5 Entire Agreement.

        This Agreement, the Schedules and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

12.6 Binding Effect; Benefits.

        Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

12.7 Assignment.

        Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party, provided that:

    (a)        Either party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its Affiliates; and

    (b)        Investor may assign all of its rights under this Agreement to a direct or indirect parent of which Investor is a direct or indirect wholly-owned Subsidiary, or to a direct or indirect wholly-owned Subsidiary of Investor, provided that (i) if the assignment is effective prior to the Closing Date, the representations and warranties of Investor under this Agreement shall be true and correct in all respects as applied to the assignee, (ii) both the Investor and the assignee shall execute and deliver to Sinclair a written instrument in form and substance satisfactory to Sinclair within its reasonable judgment in which both Investor and the assignee agree to be jointly and severally liable for performance of all of Investor’s obligations under this Agreement, (iii) if the assignment is effective prior to the Closing Date, such assignment shall not materially delay issuance of the FCC Order or the Closing, and (iv) Investor and the assignee shall deliver such other documents and instruments as reasonably requested by Sinclair, including appropriate certified resolutions of the boards of directors of Investor and the assignee.

12.8 Governing Law.

        This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Indiana without regard to its principles of conflicts of laws.

12.9 Amendments and Waivers.

        No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

12.10 Severability.

        Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

12.11 Headings.

        The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

12.12 Counterparts.

        This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

12.13 References.

        All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

12.14 Schedules and Exhibits.

        Unless otherwise specified in this Agreement, each Schedule and Exhibit referenced in this Agreement is attached to, and is incorporated by reference into, this Agreement.

[signature page follows]

        Executed as of the date first written above.

EMMIS OPERATING COMPANY
By:_____________________________
Printed:__________________________
Title: __________________________
“Investor”
SINCLAIR TELECABLE, INC.
By:_________________________________
Printed:______________________________
Title:________________________________
“Sinclair”

[Schedules and Exhibits Omitted]